DUE DILIGENCE LICENSE AGREEMENT

This Agreement is made effective as of December 31, 2003

BETWEEN:

ROMARCO MINERALS INC., a corporation incorporated under the laws of Ontario and having an address of Suite 1500, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, facsimile no.: (604) 688-9274

(“Romarco”)

AND:

BUCKSKIN NATIONAL MINE LTD., a limited liability partnership formed under the laws of Nevada and having an address of 1000 Hinkey Summit Road, Paradise Valley, Nevada 89426 facsimile no.: ____________

(“Buckskin”)

WHEREAS:

     Buckskin has the right to conduct mining exploration and related operations on the Property (as defined below) located in the National District of Humboldt County, Nevada; and

     Buckskin has determined to grant Romarco an exclusive license to conduct due diligence relating to existing environmental liabilities and potential mineralization on the Property.

NOW THEREFORE in consideration of the mutual promises made to each other in this Agreement, Buckskin and Romarco (each a “Party” and collectively the “Parties”) hereby agree as follows:

1. Representations and Warranties

1.1 Buckskin represents and warrants to Romarco that:

(a)	Buckskin is a limited partnership duly organized, validly existing, and in good standing under the laws of Nevada.

(b)	Buckskin has the requisite power and authority:

(i)	to enter into this Agreement and all other agreements contemplated hereby; and

(ii)	to carry out and perform his obligations under the terms and provisions of this Agreement and all other agreements contemplated hereby.

(c)
All requisite corporate action on the part of Buckskin, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements contemplated hereby, has been taken. This Agreement and all other agreements contemplated hereby, when executed and delivered by Buckskin, will be legal, valid, and binding obligations of Buckskin enforceable against Buckskin in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which  Buckskin is a party or by which his properties or assets are bound; or be in conflict with,  result in a breach of, or constitute (with due notice and lapse of time) a default under any  such indenture, agreement or other instrument. There is no law, rule or regulation, or any  judgment, decree or order of any court or governmental authority binding on Buckskin  which would be contravened by the execution, delivery, performance or enforcement of  this Agreement and all other agreements contemplated hereby. However, no  representation is made as to:

(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement and all other agreements contemplated hereby; or

(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)
Buckskin has a 100% interest in the 10 unpatented mining claims (the “Property”) held by Buckskin located in the National District of Humboldt County, Nevada, and which are listed on Schedule “A” attached hereto.

(e)	Buckskin is, subject to the paramount title of the United States, the sole and only owner of the unpatented mining claims comprising the Property.

(f)	Buckskin has the right to grant the License (as defined in Section 2.1) and any rights given to Romarco in this Agreement and all other agreements contemplated hereby.

(g)
To the best of his knowledge and belief each of the unpatented claims included in the Property will have been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recording of such claims; that Buckskin will have timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) and other applicable federal laws and regulations as they pertain to the unpatented claims included within the Property; and that said claims are valid and subsisting mining claims.

(h)	Buckskin has fully and timely paid the Land Holding Fees (as defined in Section 5.1) required to maintain the unpatented mining claims to the date of execution of this Agreement.

(i)
Buckskin’s rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction, created by any act or instrument of Buckskin; that to the best of Buckskin’s knowledge, other than the Hatch Adit (as defined in Section 2.5) the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

(j)	Other than the Hatch Adit, there are no outstanding pending actions, suits or claims affecting all or any of the Property, nor, to the best of Buckskin’s knowledge, has any such action, suit or claim been threatened, either verbally or in writing, nor, to the best of Buckskin’s knowledge, is there any basis for any action, suit or claim.

(k)
The execution, delivery and performance of this Agreement by Buckskin and the consummation of the transactions contemplated herein, including the lease of the Property to Romarco, does not and will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Buckskin, or any lease, lien, permit, promissory note, security agreement, commitment, indenture, mortgage, hypothecation, deed of trust or other agreement, instrument or arrangement to which Buckskin is a party or by which it or the Property is bound; (ii) an event that would permit any party to rescind any agreement or accelerate the maturity of any obligation of Buckskin related to the Property; (iii) the creation or imposition of any lien on the Property; or (iv) an event requiring the consent of any other party, including, without limitation, the shareholders of Buckskin.

(l)
To the best of Buckskin’s knowledge, other than the Hatch Adit, there are no outstanding work orders or actions required to be taken relating to environmental regulatory or reclamation matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property.

1.2 Romarco represents and warrants to Buckskin that:

(a)	Romarco is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada.

(b)	Romarco is duly registered to do business in the State of Nevada.

(c)	Romarco has the requisite corporate power and authority:

(i)	to enter into this Agreement and all other agreements contemplated hereby, and

(ii)	to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(d)
All requisite corporate action on the part of Romarco, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Romarco contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Romarco, will be legal, valid, and binding obligations of Romarco enforceable against Romarco in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Romarco is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Romarco which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. However, no representation is made as to:

(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby; or

(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties;

(e)
Romarco has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority (except the TSX Venture Exchange), or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby.

(f)
All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Romarco in such manner as not to give rise to any valid claim against Buckskin for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

1.3 The representations and warranties set out in Sections 1.1 and 1.2 are conditions upon which each of Buckskin and Romarco has relied in entering into this Agreement and will survive the termination of the Agreement, and each of Buckskin and Romarco hereby forever indemnifies and saves the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

2. The Due Diligence License

2.1 Grant of Due Diligence License. Buckskin hereby irrevocably grants to Romarco the sole and exclusive license to conduct Due Diligence Activities on the Property, (the “License”), on the terms set out herein. For the purposes of this Agreement, “Due Diligence Activities” means geological, geochemical, geophysical, hydrological and other examinations and investigations intended to determine the existence on the Property of any condition which is, or might be construed to be, a discharge, release, source of contamination or other condition which violates, or may be deemed to, violate any applicable Federal, state or local laws, regulations and ordinances, and any of such activities intended to determine the existence of minerals on the Property.

2.2 Maintenance of License. To maintain the License in good standing, Romarco must:

(a)
incur Expenditures (as defined in Section 2.3) on the Property or the Nearby Property (as defined in Section 2.3) in the aggregate of two hundred thousand dollars ($200,000) on or prior to December 31, 2005;

(b)
pay a license fee to Buckskin of $20,020 on the date of execution of the Agreement and on each anniversary date of the Agreement, in each case for the upcoming year, according to the following schedule:

(i)	$20,020 on or before December 31, 2004.

(ii)	$20,020 on or before December 31, 2005.

(iii)	$23,100 on or before December 31, 2006.

(iv)	$26,180 on or before December 31, 2007.

(v)	$29,260 on or before December 31, 2008.

(vi)	$30,800 on or before December 31, 2009; and on or before December 31, each successive year thereafter.

(each a “License Fee” and collectively the “License Fees”).

2.3 Expenditures. For the purposes of Section 2.2(a), the term “Expenditures” means:

(a)	all Land Holding Fees (as defined in Section 5.1) for the Property and the Nearby Property;

(b)	those costs incurred to perform work on the Property or the Nearby Property (as defined below) including, without limitation:

(i)	payments and benefits to personnel engaged in the work program on the Property (including analysis and reports thereon) and such persons’ travelling expenses;

(ii)	costs of rehabilitation, reclamation or remediation;

(iii)	disbursements for such third party services as drilling, assaying, geophysics and the like;

(iv)	staking additional claims which become part of the Property as provided for herein;

(v)	consulting fees and labour costs;

(vi)	costs of supplies and making equipment available, and the transportation thereof;

(vii)	costs of transporting personnel; and

(viii)	title work and the costs of recording same.

(c)	an amount equal to 10% of the amounts set out in Section 2.3(a) and (b), in lieu of general and administrative expenses.

For greater certainty, except as set out in Section 2.3(c), Expenditures will not include Romarco overheads such as executive or directors salaries, fees or expenses.

For the purposes of this Agreement, the “Nearby Property” means those three (3) claims held by Mr. John Bell, which are contiguous with the Property, in respect of which Romarco is signing a similar agreement on the date hereof.

2.4 Lease Option. At any time, at its sole discretion, Romarco may, upon giving Buckskin written notice, exercise an option to acquire a 100% leasehold interest in the Property, according to the terms of the Lease Agreement attached hereto as Schedule “B” (the “Lease Option Exercise”).

2.5 Limitation of License. During the term of this Agreement, Romarco will not disturb that area on the Property which is the subject of an investigation by the United States Department of Agriculture – Forest Service, and which has been identified by Buckskin as such (the “Hatch Adit”). Romarco will indemnify and save harmless Buckskin from and against all suits, claims, demands, losses and expenses that directly arise as a result of Romarco’s activities on the Property which may disturb the Hatch Adit.

3. Term and Termination of the Agreement

3.1 This Agreement will have a term of 10 years, commencing on the date hereof (the “Term”), unless sooner terminated pursuant to the terms of this Agreement. Romarco will have the option, in its sole discretion, to renew this Agreement at the end of the Term for one or more additional 10 year terms, but may not renew this Agreement more than five successive times.

3.2 The Expenditures and License Fees required to keep the License in good standing as outlined in Section 2.2 are optional at the sole discretion of Romarco and Romarco will not be required to make any such License Fee or incur any such Expenditures unless it wishes to keep the License in good standing. This agreement may be terminated at any time by Romarco upon giving Buckskin 30 days written notice of termination. If termination occurs between July 1st and September 1st of any year, Romarco will pay the Land Holding Fees for that year. Until the Lease Option Exercise has occurred, this Agreement will automatically terminate if Romarco fails to:

(a)	pay the Land Holding Fees (as defined in Section 5.1);

(b)	incur the Expenditures required by Section 2.2 (a), or

(c)	satisfy the License Fees,

when due and Romarco does not cure such failure within 30 days after notice of such failure from Buckskin.

4. Information Disclosure

Upon execution of this Agreement and throughout its term, Buckskin will make available to Romarco all information in his possession or control relating to work done on or with respect to the Property.

5. Rights and Obligations Prior to Lease Option Exercise

5.1 Land Holding Fees. Until the Lease Option Exercise or this Agreement is terminated, Romarco will be responsible for all obligations associated with keeping the Property in good standing including:

(a)	payment of all mining claim maintenance fees to the U.S. Bureau of Land Management in connection with the Property;

(b)	payment of recording fees to Humboldt County, Nevada, for notices of intent-to-hold;

and otherwise maintaining the Property in good standing (the “Land Holding Fees”), and any costs incurred in connection therewith will be included as Expenditures pursuant to Section 2.3. Until the Lease Option Exercise occurs, neither Party will be entitled to create any liens or encumbrances against title to the Property or to alter the terms of any agreements affecting title to the Property without the prior written approval of the other Party.

5.2 Work Standards. All work done by Romarco will be done in accordance with good exploration practice and in compliance with all applicable laws and regulations including all reclamation obligations.

5.3 Indemnity. Until the Lease Option Exercise occurs Romarco will indemnify and save harmless Buckskin from and against all suits, claims, demands, losses and expenses that directly arise as a result of Romarco’s activities on the Property.

5.4 Annual Reports. During the term of this Agreement, Romarco will provide Buckskin with annual reports indicating any results and interpretations obtained or received in connection with exploration work on the Property and an accounting of expenditures which were incurred. The annual report will be submitted to Buckskin on or before 90 days following the anniversary of the effective date of this Agreement in each successive year. Notwithstanding such disclosure by Romarco, it will not have any liability or responsibility to Buckskin in connection with any reports or results that it provides to Buckskin, or any information contained therein, and Buckskin agrees that he will rely on his own appraisals and interpretations related thereto.

5.5 Site Visits. Until the Lease Option Exercise occurs, Buckskin may visit the Property and have access to all exploration results from the Property, provided reasonable notice is given to Romarco and the costs of any such visits will be borne by Buckskin and Romarco will be held blameless and will be indemnified by Buckskin for any claim or liability arising out of any actions by or the presence of Buckskin or his employees on the Property. Buckskin acknowledges and agrees that Romarco will not bear any responsibility or liability for any use of any information so obtained by Buckskin or as to the accuracy or completeness of such information.

5.6 Exclusive Possession. Romarco will have full rights of access to and quiet and exclusive possession of the Property and have the exclusive right to conduct exploration work on the Property, with the full right to remove mineral samples and ores for the purpose of assays and tests, and to have such buildings, machinery, equipment and supplies on the Property as it deems necessary. Upon execution of this Agreement, Buckskin shall execute and deliver to Romarco a deed evidencing rights of Romarco under this Agreement in the form attached hereto as Schedule “C” or in such other form as is agreed to by Romarco and Buckskin.

6. The Lease Agreement

Upon the Lease Option Exercise occurring, the Lease Agreement in the form attached hereto as Schedule “B” will be deemed to have been entered into between Buckskin and Romarco and all rights and obligations under this Agreement will immediately terminate and be superseded by the rights and obligations in the Lease Agreement except that any rights or obligations arising under this Agreement prior to the Lease Option Exercise occurring will survive this Agreement.

GENERAL

7. Notice

Any notice, direction or other instrument required or permitted to be given under this Agreement may be given in the manner prescribed in the Lease Agreement.

8. Confidentiality and Press Releases

Buckskin agrees that the entering into of this Agreement and all data and information provided to or received by Buckskin from Romarco with respect to the Property will be treated as confidential. Buckskin will not disclose such information to third parties without obtaining the prior written consent of Romarco, such consent not to be unreasonably withheld, unless law or regulatory authority having jurisdiction requires the disclosure.

9. Force Majeure

Other than cash payments to be made hereunder, no Party hereto will be liable to the others and no Party hereto will be deemed in default under this Agreement for any failure or delay to perform any of its obligations within the times specified under this Agreement if such failure or delay is caused by or arises out of any act not within the control of the Party, excluding lack of funds but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, aboriginal land claims, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of third party specific interests groups or other causes whether of the kind enumerated above or otherwise which is not reasonably within the control of the Party. No right of a Party will be affected for failure or delay of the Party to meet any condition of this Agreement, which failure or delay is caused by one of the events above referred to, and all times provided for in this Agreement will be extended for a period commensurate with the period of the delay, and so far as possible the Party affected will take all reasonable steps to remedy the delay caused by the events above referred to provided, however, that nothing contained in this section will require any Party to settle any industrial dispute or to test the constitutionality of any law enacted by any State or the Federal Government. Any Party relying on the provisions of this section will forthwith give notice to the other Party of the commencement of such event and of its termination.

10. Obligations Several

The obligations of each party under this Agreement shall be in every case several and shall not be construed to be either joint or joint and several and nothing herein shall be construed as creating a partnership between the parties. Nothing contained in this Agreement shall be deemed to constitute a party an agent or legal representative of the other party or to create any fiduciary relationship for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, a party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other party. Each party hereby waives its rights to partition of the Property and, to that end, agrees that it will not seek or be entitled to partition of the Property whether by way of physical partition, judicial sale or otherwise.

11. Entire Agreement

This Agreement including Schedules “A”, “B” and “C” hereto, constitutes the entire Agreement between Buckskin and Romarco pertaining to the Property and supersedes all prior agreements, understandings,

negotiations and discussions, whether oral or written between Buckskin and Romarco, and there are no warranties, representations or other agreements between Buckskin and Romarco in connection with the Property except as set forth herein.

12. Headings

Headings in this Agreement are for reference and convenience only with no legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the sections to which they refer.

13. Currency

References in this Agreement to monetary amounts are expressed in United States dollars.

14. Further Assurances and Agreements

Each of the parties to this Agreement will take all such further steps and execute all such further and other documentation as may be necessary in order to more fully give effect to the provisions of this Agreement.

15. Counterparts

This Agreement may be executed in one or more counterparts, or by facsimile, each of which will be deemed to be an original and all of which will constitute one and the same document.

16. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ROMARCO MINERALS INC.	BUCKSKIN NATIONAL MINE LTD.

By: _________________________	___________________________
Diane Garrett	John Buckskin
President and CEO

SCHEDULE A

THE PROPERTY
Humboldt County BLM

Claim Name	Document No.	Serial No.
Ormand Bell	No. 2	796406
Rattler	No. 1	796407
Buick		796408
Ormand Bell	No. 1	796409
Hudson		796410
Normand Bell	No. 2	796411
Rambler		796412
Normand Bell	No. 1	796413
Maxwell		796414
Reo		796415

SCHEDULE B

MINING LEASE AGREEMENT

MINING LEASE AGREEMENT This Agreement is made effective as of [•] BETWEEN:

ROMARCO MINERALS INC., a corporation incorporated under the laws of Ontario and having an address of Suite 1500, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, facsimile no.: (604) 688-9274

(“Romarco”)

AND:

BUCKSKIN NATIONAL MINE LTD., a limited liability partnership formed under the laws of Nevada and having an address of 1000 Hinkey Summit Road, Paradise Valley, Nevada 89426 facsimile no.: ____________

(“Buckskin”) WHEREAS:

A.	Buckskin has the right to conduct mining exploration and related operations on the Property (as defined below) located in the National District of Humboldt County, Nevada; and

B.	Buckskin has determined to grant Romarco an exclusive lease of the Property.

NOW THEREFORE in consideration of the mutual promises made to each other in this Agreement, Buckskin and Romarco (each a “Party” and collectively the “Parties”) hereby agree as follows:

1. Interpretation

1.1 Definitions. For the purposes of this Agreement the following words and phrases will have the following meanings:

(a)	“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Romarco Controls, is Controlled by, or is under common Control with.

(b)
“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(c)
“Effective Date” means the date on which Lease Option Exercise (as defined in the Due Diligence License Agreement) occurs. No rights or obligations under this Agreement will become effective until the Effective Date of this Agreement.

(d)	“Effective Date Anniversary” means the anniversary of the Effective Date in each year of the Term.

(e)	“Expenditure” means all costs incurred to perform work on the Property.

(f)	“Due Diligence License Agreement” means the agreement between Romarco and Buckskin effective December 31, 2003, pursuant to which this agreement is being executed.

(g)
“Hatch Adit” means that area on the Property which is the subject of an investigation by the United States Department of Agriculture – Forest Service, and which has been identified by Buckskin as such.

(h)	“Land Holding Fees” means all required payments in connection with keeping the Property in good standing to either (i) the U.S. Bureau of Land Management; or (ii) Humboldt County, Nevada.

(i)
“Lease” means the grant of all rights, title and interest in and to the Property including, without limitation, the surface and subsurface rights thereof, all ores, minerals and mineral rights, and all the rights, title and interest which may be acquired by or for Buckskin in or pertaining to the Property or any part of it during the Term.

(j)
“Net Smelter Returns” means the gross amount paid by smelters or purchasers for the minerals or metals in the ores from the Property during each year, after deducting only the charges made for smelting, treating and refining the ores, minerals and metals, all as determined in accordance with Schedule “C” attached hereto.

(k)	“Net Smelter Returns Royalty” means a royalty on the Net Smelter Returns calculated using the percentages set out on Schedule “B” attached hereto.

(l)	“Property” means the three (3) unpatented mining claims held by Buckskin located in the National District of Humboldt County, Nevada, and which are listed on Schedule.

(m)	“Term” means the period of time referred to and described in Section 3.

(n)	“Transfer” means transfer by sale, assignment, bequest, inheritance, trust, operation of law or other disposition.

1.2 Currency. Unless otherwise specified, all references to “$” or “dollars” shall mean United States dollars.

2. Representations and Warranties

2.1 Buckskin represents and warrants to Romarco that:

(a)	Buckskin is a limited partnership duly organized, validly existing, and in good standing under the laws of Nevada.

(b)	Buckskin has the requisite corporate power and authority:

(i)	to enter into this Agreement; and

(ii)	to carry out and perform its obligations under the terms and provisions of this Agreement.

(c)	All requisite corporate action on the part of Buckskin, and its officers and directors, necessary for the execution, delivery and performance of this Agreement has been taken.

This Agreement, when executed and delivered by Buckskin, will be legal, valid, and binding obligations of Buckskin enforceable against Buckskin in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Buckskin is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Buckskin which would be contravened by the execution, delivery, performance or enforcement of this Agreement. However, no representation is made as to:

(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement; or

(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)	Buckskin has the right to Lease the Property to Romarco and to grant any rights given to Romarco in this Agreement.

(e)	Buckskin is, subject to the paramount title of the United States, the sole and only owner of the unpatented mining claims comprising the Property.

(f)
To the best of his knowledge and belief each of the unpatented claims included in the Property will have been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recording of such claims; that Buckskin will have timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) and other applicable federal laws and regulations as they pertain to the unpatented claims included within the Property; and that said claims are valid and subsisting mining claims.

(g)	Buckskin has fully and timely paid the Land Holding Fees required to maintain the unpatented mining claims to the Effective Date of this Agreement.

(h)
Buckskin’s rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction, created by any act or instrument of Buckskin; that to the best of Buckskin’s knowledge, other than the Hatch Adit, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

(i)
Other than the Hatch Adit, there are no outstanding pending actions, suits or claims affecting all or any of the Property, nor, to the best of Buckskin’s knowledge, has any such action, suit or claim been threatened, either verbally or in writing, nor, to the best of Buckskin’s knowledge, is there any basis for any action, suit or claim.

(j)
The execution, delivery and performance of this Agreement by Buckskin and the consummation of the transactions contemplated herein, including the Lease of the Property to Romarco, does not and will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Buckskin, or any lease, lien, permit, promissory note, security agreement, commitment, indenture, mortgage, hypothecation, deed of trust or other agreement, instrument or arrangement to which Buckskin is a party or by which it or the Property is bound; (ii) an event that would permit any party to rescind any agreement or accelerate the maturity of any obligation of Buckskin related to the Property; (iii) the creation or imposition of any lien on the Property; or (iv) an event requiring the consent of any other party, including, without limitation, the shareholders of Buckskin.

(k)
To the best of Buckskin’s knowledge, other than the Hatch Adit, there are no outstanding work orders or actions required to be taken relating to environmental, regulatory, or reclmation matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property.

2.2 Romarco represents and warrants to Buckskin that:

(a)	Romarco is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada.

(b)	Romarco is duly registered to do business in the State of Nevada.

(c)	Romarco has the requisite corporate power and authority:

(i)	to enter into this Agreement; and

(ii)	to carry out and perform its obligations under the terms and provisions of this Agreement.

(d)	All requisite corporate action on the part of Romarco, and its officers and directors, necessary for the execution, delivery and performance of this Agreement has been taken.

This Agreement, when executed and delivered by Romarco, will be legal, valid, and binding obligations of Romarco enforceable against Romarco in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Romarco is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute

(with due notice and lapse of time) a default under any such indenture, agreement or  other instrument. There is no law, rule or regulation, or any judgment, decree or order of  any court or governmental authority binding on Romarco which would be contravened by  the execution, delivery, performance or enforcement of this Agreement. However, no  representation is made as to:

(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement; or

(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(e)
Romarco has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority (except the TSX Venture Exchange), or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

(f)
All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Romarco in such manner as not to give rise to any valid claim against Buckskin for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

2.3 The representations and warranties set out in Sections 2.1 and 2.2 are conditions upon which each of Buckskin and Romarco has relied in entering into this Agreement and will survive the termination of the Agreement, and each of Buckskin and Romarco hereby forever indemnifies and saves the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

3. Term

This Agreement will have a term of 10 years, commencing on the Effective date (the “Term”), unless sooner terminated pursuant to the terms of this Agreement. Romarco will have the option, in its sole discretion, to renew this Agreement at the end of the Term for one or more additional 10 year terms, but may not renew this Agreement more than five successive times.

4. Grant of Lease

4.1 Grant. In consideration of the rents, payments, covenants and agreements hereinafter contained on the part of Romarco to be paid, observed and performed, and except as specifically provided, Buckskin will Lease the Property exclusively to Romarco for the Term, for the purposes and subject to the terms and conditions provided in this Agreement.

4.2 Mining Rights. Buckskin will grant to Romarco the exclusive right to use the Property for the Term of this Agreement in the following manner:

(a)
Romarco will act as exclusive operator of the Property and will be entitled to enter into and on the Property throughout the Term to prospect and explore for, develop, mine by any method now known or hereafter discovered (including but not limited to, underground, open pit, in-situ and solution methods), remove, produce, process by any method now known or hereafter discovered, mill, prepare for market, store, sell and dispose of all ores, minerals and metals which are or may be found therein or thereon.

Romarco may, in its sole discretion make any use or uses of the Property consistent with the foregoing purposes, including without limiting the generality of the foregoing, the construction of roads, railways, conveyors, plants, buildings, docks and aircraft landing areas, and have any machinery, equipment and supplies on the Property as it deems necessary.

(b)
In so far as Buckskin may lawfully do so, Buckskin grants to Romarco the right to divert streams, to remove lateral and subjacent supports, to cave, subside or destroy the surface of any part of it, to deposit earth, rocks, waste, lean ore or material on any part or parts of the Property and to commit waste to the extent necessary, usual or customary in carrying out any or all of the foregoing rights.

(c)
Romarco will have complete discretion and control with respect to all prospecting, exploration, development or other mining work carried out on the Property including, without limiting the generality of the foregoing, the methods of mining any ore body found on the Property, the treatment of any ores, metals, or materials removed from the ore body, and the marketing of ores, metals, materials or other product resulting therefrom and will have exclusive charge of all operations on the Property.

4.3 Work Standards. All work done by Romarco will be executed in accordance with good mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations.

4.4 Exclusive Possession. Romarco will have full rights of access to and quiet and exclusive possession of the Property. Within five days of execution of this Agreement, Buckskin shall execute and deliver to Romarco a deed evidencing such rights of Romarco under this Agreement in the form attached hereto as Schedule “D” or in such other form as is agreed by Romarco and Buckskin.

4.5 Ores and Products. Subject to the terms of this Agreement, all ores, minerals or metals extracted or produced from the Property during the Term, including ores under treatment by Romarco, and all products resulting therefrom in the form of concentrates, metallics, bullion, tailings, or otherwise will at all times become the sole property of and be sold and shipped as the sole property of Romarco.

4.6 Encumbrances. Romarco shall have the right to pledge its interest in the Property as security for any loan or other borrowing by Romarco for the purpose of financing Romarco’s operations on the Property.

4.7 Expenditures. Romarco will pay all Expenditures incurred by Romarco related to the Property each year during the Term of this Agreement, including any Land Holding Fees, but will not be required to incur and fixed amount of Expenditure in any year apart from the Land Holding Fees, provided that if Romarco has not incurred the minimum Expenditures required pursuant to Section 2.2(a) of the Due Diligence License Agreement prior to the Effective Date, Romarco shall continue to be liable to incur such Expenditures.

5. Rent and Royalty

5.1 Rent. Subject to Section 5.2, Romarco will pay to Buckskin a cash rent each year after the Effective Date as consideration for the Lease of the Property, according to the following schedule:

(a)	$20,020 on or before December 31, 2004;

(b)	$20,020 on or before December 31, 2005;

(c)	$23,100 on or before December 31, 2006;

(d)	$26,180 on or before December 31, 2007;

(e)	$29,260 on or before December 31, 2008;

(f)	$30,800 on or before December 31, 2009; and on or before each successive December 31 thereafter for the Term of the Agreement.

For greater certainty, Romarco will not be required to make any payments under this Section 5.1 to the extent that any corresponding License Fees were paid pursuant to Section 2.2(b)of the Due Diligence License Agreement, prior to the Effective Date.

5.2 Royalty. Romarco will pay to Buckskin the Net Smelter Returns Royalty within 30 days of each calendar quarter as consideration for the Lease of the Property during the Term provided that Romarco shall only be required to pay a Net Smelter Return Royalty for a calendar year to the extent that such royalty exceeds the amount paid under Section 5.1 for such year.

6. Options to Purchase

6.1 Option. Buckskin grants to Romarco the exclusive right to purchase the Property, (the “Option”) subject to the Rent and Royalty reserved by Buckskin. Romarco may exercise the Option at any time after Romarco decides to commence development of or mining on the Property or completes a positive feasibility study for development of or mining on the Property. The Purchase Price for the Property shall be One Thousand Dollars ($1,000.00) . The rental Payments paid by Romarco to Buckskin shall not be credited against the purchase Price.

6.2 Notice of Election. If Romarco elects to exercise the Option, Romarco shall deliver written notice to Buckskin. The parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Romarco’s delivery of the notice.

6.3 Real Property Transfer Taxes. Romarco shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option. The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

6.4 Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

6.5 Payment on Closing. On closing of the Option, Romarco shall pay the Purchase Price to Buckskin, in cash, certified check or bank draft or by wire transfer to an account designated by Buckskin.

6.6 Conveyance on Closing. If Romarco exercises and closes the Option, Buckskin shall execute and deliver to Romarco a conveyance of the Property which contains the reservation of the Net Smelter Returns Royalty and which obligates Romarco to make the Payments prescribed in Sections 5.1 and 5.2 of this Agreement. On the closing of the Option, the parties shall complete the conveyance by inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option. Buckskin and Romarco shall execute and deliver such other written assurances and instructions as are reasonably necessary for the purpose of closing the purchase of the Property.

6.7 Effect of Closing. On closing of the Option, Romarco shall own the Property subject to Romarco’s obligations stated in the conveyance of the Property.

6.8 Buckskin’s Option to Repurchase. If Romarco exercises the Option, upon conclusion of its operations on the Property and upon determination, in Romarco’s sole discretion, that there is insufficient remaining economic value in the Property, Romarco shall offer to sell the Property to Buckskin on the same terms Romarco purchased the Property, including the purchase price of $1,000. Upon repurchase of the Property by Buckskin, Romarco shall furnish to Buckskin without cost all non-interpretive data it has on the property, including core samples.

7. Taxes and Assessments

7.1 Business Taxes and other Taxes of Romarco. In each year, Romarco will pay when due and payable, all taxes, rates, duties and assessments (whether or not they are now contemplated by Buckskin or Romarco) that may be levied, rated, charged, imposed or assessed against or in respect of the personal property, improvements, equipment or fixtures of Romarco on the Property or against or in respect of the use or occupancy of the Property by Romarco, or by any subcontractor (other than corporate income, profits, net proceeds of mines or excess profits taxes assessed on the income of Buckskin) whether any assessment fees are charged by any federal, state, county or other body.

7.2 Real Property Taxes. Romarco will, in each year and within the time provided for by the taxing authorities, pay to the taxing authorities, and discharge all taxes including local improvement rates, impost charges or levies, rates, duties and assessments whether general or special that may be levied, rated charged or assessed against the Property or any part thereof from time to time on the basis of a separate assessment and separate tax bill by any taxing authority whether federal, state, county or otherwise provided that Romarco has been provided with written notice thereof by either Buckskin or the appropriate taxing authority. Any taxes payable by Buckskin which are imposed in lieu of, or as substitute for any real property taxes shall also be paid by Romarco following receipt of written notice thereof from Buckskin. Romarco agrees to provide to Buckskin within thirty days after demand by Buckskin, a copy of any separate tax bills, and separate notices of assessments for the Property. Romarco will on request, promptly deliver to Buckskin receipts of payment of all taxes paid to any taxing authorities and will furnish other information in connection therewith as Buckskin may reasonably agree.

7.3 Buckskin’s Taxes. Romarco will not be liable to pay any taxes or assessments levied on Buckskin based on or payable by reason of:

(a)	the income or net proceeds of mines of Buckskin;

(b)	any payment made to Buckskin pursuant to this Agreement; or

(c)	any operations or business carried on by Buckskin and related to the Property.

8. Other Rights and Obligations of the Parties

8.1 Indemnity. Romarco will indemnify and save harmless Buckskin from and against all suits, claims, demands, losses and expenses (including all attorney’s fees), that (a) directly arise as a result of Romarco’s activities on the Property; or (b) arise as a result of any breach of any representation, warranty or covenant of Romarco in this Agreement. Buckskin will indemnify and save harmless Romarco from and against all suits demands, losses and expenses (including all attorney’s fees on a solicitor and own client basis), that (a) directly arise as a result of any activities by a party other than Romarco prior to the date of this Agreement, or by or on behalf of Buckskin after the date of this Agreement; or (b) arise as a result of any breach of any representation, warranty or covenant of Buckskin in this Agreement.

8.2 Annual Reports. Romarco will provide Buckskin with annual reports indicating any results and interpretations obtained or received in connection with exploration or development work on the Property and an accounting of Expenditures which were incurred. The annual report will be submitted to Buckskin on or before 90 days following December 31 of each year. Notwithstanding such disclosure by Romarco, it will not have any liability or responsibility to Buckskin in connection with any reports or results that it provides to Buckskin, or any information contained therein, and Buckskin agrees that he will rely on his own appraisals and interpretations related thereto.

8.3 Information Disclosure. Upon execution of this Agreement and throughout the Term, Buckskin will make available to Romarco all information in his possession or control relating to work done on or with respect to the Property.

8.4 Site Visits. Buckskin may visit the Property and have access to all exploration results from the Property, provided reasonable notice is given to Romarco and the costs of any such visits will be borne by Buckskin and Romarco will be held blameless and will be indemnified by Buckskin for any claim or liability arising out of any actions by or the presence of Buckskin or its employees on the Property. Buckskin acknowledges and agrees that Romarco will not bear any responsibility or liability for any use of any information so obtained by Buckskin or as to the accuracy or completeness of such information.

9. Termination

Romarco may terminate this Agreement at any time during the Term, by giving Buckskin 30 days written notice of termination. If termination occurs between July 1st and September 1st of any year, Romarco will pay the Land Holding Fees for that year. Upon termination all liabilities and obligations of Romarco to Buckskin not then due or accrued will cease and terminate except any liabilities or obligations arising prior to termination. On Romarco’s termination of this Agreement, within ten days after termination Romarco shall exercise and deliver to Buckskin a release and termination of this Agreement in form acceptable for recording.

GENERAL

10. Confidentiality and Press Releases

Buckskin agrees that the entering into of this Agreement and all data and information provided to or received by Buckskin from Romarco with respect to the Property will be treated as confidential. Buckskin will not disclose such information to third parties without obtaining the prior written consent of Romarco, such consent not to be unreasonably withheld, unless law or regulatory authority having jurisdiction requires the disclosure.

11. Notices

11.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to Buckskin at:

Buckskin
1000 Hinkey Summit Road
Paradise Valley, Nevada 89426

Attention: Woodie Bell
Facsimile No.: [•]

With a copy to:

Smith and Harmen Ltd.
502 North Division Street
Carson City, Nevada 89702-4103

Attention: Julian C. Smith
Facsimile No.: (775) 883-7482

(b)	If to Romarco at:

Romarco Minerals Inc.
Suite 1500, 885 West Georgia Street
Vancouver, British Columbia V6C 3E8

Attention: Diane Garrett
Facsimile No.: (604) 688-9274

11.2 Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered;

(b)	if mailed, be deemed to have been given and received on the 10th day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received; and

(c)	if sent by telegram, telex, telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

11.3 A Party may at any time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

12. Force Majeure

Other than cash payments to be made hereunder, no Party hereto will be liable to the others and no Party hereto will be deemed in default under this Agreement for any failure or delay to perform any of its obligations within the times specified under this Agreement if such failure or delay is caused by or arises out of any act not within the control of the Party, excluding lack of funds but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, act of terrorism, government restriction, aboriginal land claims, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of third party specific interests groups or other causes whether of the kind enumerated above or otherwise which is not reasonably within the control of the Party. No right of a Party will be affected for failure or delay of the Party to meet any condition of this Agreement, which failure or delay is caused by one of the events above referred to, and all times provided for in this Agreement will be extended for a period commensurate with the period of the delay, and so far as possible the Party affected will take all reasonable steps to remedy the delay caused by the events above referred to provided, however, that nothing contained in this section will require any Party to settle any industrial dispute or to test the constitutionality of any law enacted by any Provincial, State or Federal Government. Any Party relying on the provisions of this section will forthwith give notice to the other Party of the commencement of such event and of its termination.

13. Obligations Several

The obligations of each party under this Agreement shall be in every case several and shall not be construed to be either joint or joint and several and nothing herein shall be construed as creating a partnership between the parties. Nothing contained in this Agreement shall be deemed to constitute a party an agent or legal representative of the other party or to create any fiduciary relationship for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, a party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other party. Each party hereby waives its rights to partition of the Property and, to that end, agrees that it will not seek or be entitled to partition of the Property whether by way of physical partition, judicial sale or otherwise.

14. Entire Agreement

This Agreement including Schedules “A”, “B”, “C” and “D” hereto, constitutes the entire Agreement between Buckskin and Romarco pertaining to the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Buckskin and Romarco, and there are no warranties, representations or other agreements between Buckskin and Romarco in connection with the Property except as set forth herein.

15. Headings

Headings in this Agreement are for reference and convenience only with no legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the sections to which they refer.

16. Further Assurances and Agreements

Each of the parties to this Agreement will take all such further steps and execute all such further and other documentation as may be necessary in order to more fully give effect to the provisions of this Agreement.

17. Counterparts

This Agreement may be executed in one or more counterparts, or by facsimile, each of which will be deemed to be an original and all of which will constitute one and the same document.

18. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ROMARCO MINERALS INC.	BUCKSKIN NATIONAL MINE LTD.

By: _________________________	_________________________________
Diane Garrett	Woodie Bell
President and CEO	Title: _____________________________

SCHEDULE A

THE PROPERTY

Humboldt County BLM

Claim Name	Document No.	Serial No.
Ormand Bell	No. 2	796406
Rattler	No. 1	796407
Buick		796408
Ormand Bell	No. 1	796409
Hudson		796410
Normand Bell	No. 2	796411
Rambler		796412
Normand Bell	No. 1	796413
Maxwell		796414
Reo		796415

SCHEDULE B

NET SMELTER RETURNS ROYALTY

Royalty (%)	Gold Price ($)
3.0	up to (and including) < 300.00
3.5	300.01 to 350.00
4.0	350.01 to 400.00
4.5	400.01 to 500.00
5.0	over > 500.00

For the purposes of this Schedule A and the Agreement to which this Schedule A is attached, the Gold Price shall mean the average New York fix for the relevant quarter.

SCHEDULE C

NET SMELTER RETURNS ROYALTY

1.
Definitions – For the purpose of this Schedule, “Agreement” shall mean the Agreement to which this Schedule is attached, and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.
Net Smelter Returns – For the purpose hereof, the term “Net Smelter Returns” shall, subject to paragraphs 3, 4, 5, and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate, doré, metal and products derived from ore mined from the Property, after deduction of the following:

(a)
all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners); and

(b)
costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs; and

(c)	ad valorem taxes and taxes based upon sales or production, but not income or net proceeds of mines taxes; and

(d)	marketing costs, including sales commissions, incurred in selling ore mined from the Property and from concentrate, doré, metal and products derived from ore mined from the Property.

3.
Non-Arm’s Length Revenue – Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

4.
Non-Arm’s Length Costs – Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

5.	Currency – For the purpose of determining Net Smelter Returns, all receipts and major disbursements will be calculated in U.S. dollars.

6.
Hedging – Romarco may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

7.	Commingling – If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

8.	Sampling – The Owner shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

9.
Payments – Payments of a percentage of Net Smelter Returns shall be made to Bell within thirty (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in U.S. dollars, or at the option of the Holder, in kind.

10.
Calculations – After the year in which commercial production is commenced on the Property, Bell receiving a percentage of Net Smelter Returns from the Owner shall be provided annually on or before April 1 with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule, for the preceding calendar year, certified correct by the Owner.

11.
Audits – The Owner shall cause the Net Smelter Returns and the records relating thereto to be audited within the first quarter of each calendar year by a national firm of chartered accountants designated and paid by the Owner (which may be the auditor of the Owner) and:

(a)	copies of the audited reports shall be delivered to the Holder and the Owner by the chartered accounting firm;

(b)	either party shall have three (3) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and

(c)
in the event of a reaudit, all costs relating to such reaudit shall be paid by the Owner (if the original audit is found in error by a margin of 10% or more) or Bell (if the original audit is found to be correct) and the Holder requested the reaudit.

12.	Rights of Parties – Nothing contained in the Agreement or any Schedule attached thereto shall be deemed to constitute Romarco the partner, agent or legal representative of Bell or to create any fiduciary relationship between them for any purpose whatsoever.

13.	Operations – The Owner shall be entitled to:

(a)	Make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, doré, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling);

(b)	Make all decisions relating to sales of such ore, concentrate, doré, metal and products produced; and

(c)	Make all decisions concerning temporary or long-term cessation of operations.

SCHEDULE D

MEMORANDUM OF MINING LEASE AGREEMENT

     This Memorandum of Mining Lease Agreement (“Memorandum”) is made by and between Buckskin National Mine Ltd., a limited partnership organized under the laws of Nevada (“Owner”), and Romarco Minerals Inc., an Ontario corporation (“Romarco”).

     Notice is given that Owner and Romarco have entered into the Mining Lease Agreement (“Agreement”) dated effective the date of this Memorandum, in accordance with which Owner has leased to Romarco the unpatented mining claims described in Schedule 1 attached to and by this reference incorporated in this Memorandum.

     The term of the Agreement shall be from its Effective Date for 10 (10) years, unless terminated, renewed or cancelled.

SCHEDULE C

MEMORANDUM OF DUE DILIGENCE LICENSE AGREEMENT

     This Memorandum of Due Diligence License Agreement (“Memorandum”) is made by and between Buckskin National Mine Ltd., a limited partnership organized under the laws of Nevada (“Owner”), and Romarco Minerals Inc., an Ontario corporation (“Romarco”).

     Notice is given that Owner and Romarco have entered into the Due Diligence License Agreement (“Agreement”) dated effective the date of this Memorandum, in accordance with which Owner has leased to Romarco the unpatented mining claims described in Schedule 1 attached to and by this reference incorporated in this Memorandum.

     The term of the Agreement shall be from its Effective Date for 10 (10) years, unless terminated, renewed or cancelled.